MERGER AGREEMENT

THIS MERGER AGREEMENT (this "Agreement"), dated effective as of March 24, 2021 (“Effective Date”), sets forth the binding agreement between Granite Falls Energy, LLC, a Minnesota limited liability company ("Buyer"), and Heron Lake BioEnergy, LLC, a Minnesota limited liability company ("Company"), for Buyer’s acquisition of the Company by merger, on the terms and conditions set forth herein. The structure of the acquisition will be by merger of a to-be-formed wholly owned subsidiary of Buyer ("Merger Sub") with and into the Company, with the Company surviving the merger. The merger is referred to as the "Transaction" and Buyer, Merger Sub and the Company are referred to collectively as the "Parties."

1.Merger Structure. Subject to the satisfaction of the conditions described in this Agreement, at the closing of the Transaction (i) Merger Sub will merge with and into the Company, and (ii) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence as a limited liability company under Minnesota Chapter 322C as the surviving company in the merger. All of Buyer’s units in the Company will be cancelled and no consideration paid therefor at the closing of the Transaction.
2.Merger Consideration. The purchase price is $14,000,000 (the "Merger Consideration") in cash and payable at the closing of the Transaction. Buyer has calculated the Merger Consideration on the basis of the following assumptions: (i) excluding Buyer’s ownership interest in the Company, the Company has 38,456,283 units outstanding (the “Minority Ownership Interest”), for which Buyer will pay $0.36405 per unit, and (ii) the Merger Consideration will not be adjusted for any changes in the assets or liabilities of the Company following the Effective Date.  For clarity, the Merger Consideration will not be adjusted for any changes in the Company’s working capital.
3.Exchange Agent. The Parties appoint _______________ to serve as an exchange agent for closing the Transaction (“Exchange Agent”). Subject to the terms and conditions of a definitive agreement, to be mutually agreed by the Parties, Exchange Agent shall be responsible for: (i) mailing each holder of a Minority Ownership Interest a letter of transmittal providing instructions for the surrender of their certificates representing Company’s units; (ii) receiving and cataloguing each certificate received; (iii) disbursing the Merger Consideration to each holder of a Minority Ownership Interest that properly surrendered their certificates; and (iv) performing such other tasks necessary or related to the closing as provided in the definitive agreement.
4.Plan of Merger. As soon as reasonably practicable after the execution of this Agreement, the Parties shall enter into a plan of merger (the "Plan of Merger") relating to the merger of Merger Sub with and into the Company, substantially in the form attached hereto as Exhibit 1.  The Plan of Merger shall include the terms of this Agreement and otherwise meet the requirements of Section 322C.1002, Subd. 3, subsections (1) – (4) of Minnesota Statutes.  The Plan of Merger shall provide that the consummation of the Transaction shall be subject to satisfaction of (or waiver thereof by Buyer) the conditions specified in this Agreement.
5.Mutual Release. Effective as of the closing of the Transaction, each of Buyer and Company, on behalf of itself and its respective Related Parties, (i) will irrevocably and

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unconditionally release, acquit, and finally and forever discharge the other and its Related Parties from the Released Claims and (ii) will agree not to initiate, maintain, prosecute or continue to maintain or prosecute any action, suit or proceeding, or seek to enforce any right or claim, that is barred by the releases described in the immediately preceding clause (i) (the “Release”); provided, the Plan of Merger shall provide that the Company agreed to the Release on behalf of the members and other unitholders of the Company as part of the terms of the Transaction, and that approval or acceptance of the Merger Consideration by a member or unitholder of the Company shall constitute such member or unitholder’s consent to or ratification of the Release by the Company on their behalf; and provided, further, that none of the Company’s governors and officers, including but not limited to the elected Governors joining in the execution of this Agreement, make any representation or warranty to Buyer or its Related Parties regarding the effectiveness or validity of the Release by the Company on behalf of its current, former, and future partners, principals, members, and unitholders, and predecessors and successors in interest, assigns, insurers, heirs, administrators, legatees, executors and estates, and any other individual or entity that acts or has acted on behalf of any of the foregoing.  As part of the Release, each member of the Company’s Board of Governors (in his or her individual capacity as a member of such board and as a member of the Company) will provide the same release and covenant described in the immediately preceding clauses (i) and (ii).  If any releasing party or person or any of his, her or its Related Parties initiates or prosecutes any action, suit or proceeding, or seeks to enforce any right or claim, that is barred by such releasing party’s release set forth above, such releasing party shall pay all of the fees, costs and expenses, including attorneys’ fees, costs and expenses, incurred by the applicable released party or its Related Parties in connection with any such action, suit, proceeding or claim.

For the purposes of Section 4, “Released Claims” means any and all liabilities, obligations, claims, litigation, actions, causes of action, suits, proceedings, executions, judgments, demands, damages, losses, duties, debts, dues, accounts, fees, costs, expenses and penalties (including interest penalties), of any nature whatsoever, whether known or unknown, asserted or unasserted, ascertained or unascertained, suspected or unsuspected, existing or claimed to exist, which the applicable releasing party or person or its Related Parties, as applicable, has had, has as of the closing of the Transaction or may have after the closing of the Transaction against the released Party or person, as applicable, or the Related Parties of such released Party or person, as applicable, by reason of any matter, cause or thing whatsoever arising from or related to the Company from the beginning of time to the closing of the Transaction.  However, Released Claims shall not include any claims, rights or obligations arising by virtue of the terms or breach of the Definitive Agreement or fraud.

For the purposes of Section 4, “Related Parties” means, with respect to a Party, any and all of such Party’s current, former, and future parent companies, subsidiaries, affiliates, partners, principals, members, unitholders, Directors, Governors, managers, officers, employees, agents, representatives, attorneys, consultants, independent contractors, predecessors and successors in interest, assigns, insurers, heirs, administrators, legatees, executors and estates, and any other individual or entity that acts or has acted on behalf or any of the foregoing.

6.Conditions. Buyer's obligation to close the Transaction is subject to the following conditions:

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(a)Buyer’s and Company’s receipt of the consent of CoBank, ACB (“CoBank”) to the Transaction, as and to the extent required under (i) the current loan agreement between CoBank and the Company and (ii) the current loan agreement between CoBank and Buyer (collectively, the “CoBank Consent”);
(b)Buyer's receipt of cash proceeds from one or more financing transactions in an amount necessary to finance the Transaction, pay related fees and expenses and provide adequate ongoing working capital for the Company on such terms and conditions reasonably satisfactory to Buyer;
(c)Buyer’s receipt of an opinion by its tax advisor that the structure of the Transaction has no materially adverse tax consequences to Buyer;
(d)the receipt of Regulatory Approval (defined below) on terms reasonably satisfactory to Buyer;
(e)the receipt of any third-party consents (in addition to the CoBank Consent) required to consummate the Transaction which are specified in Exhibit 2 hereto (the “Required Third-Party Consents”); and
(f)approval of the Transaction by a majority in interest of the Minority Ownership Interest.
7.Approvals and Voting Agreements; Access to Information by Buyer. Approval of this Agreement by two-thirds of the Board of Governors of the Company, including approval by the four Governors elected by the Minority Ownership Interest, is a condition precedent of this Agreement.  Concurrently with the execution of this Agreement by Company and Buyer, (i) Buyer, in its capacity as the majority member of the Company, will execute and deliver the Buyer Voting Agreement to the Company, in the form attached hereto as Exhibit 3, under which Buyer agrees to vote its units held directly or indirectly in the Company in favor of the Transaction, and (ii) the four Governors on the Board of Governors elected by the Minority Ownership Interest, and the one Alternate appointed to the Board of Governors by the four elected Governors, each will execute and deliver the Elected Governor/Alternate Voting Agreement to the Company, in the form attached hereto as Exhibit 4, under which each agrees to vote its units held in the Company in favor of the Transaction and recommend that the holders of the Minority Ownership Interest in the Company approve the Transaction.  Each of Buyer and Company acknowledges that, by management agreement, Buyer’s executive management team also serves as the executive management team of the Company.  Company agrees and hereby authorizes Company’s management to allow Buyer and its advisors full access to the Company's facilities, records, key employees, customers, suppliers and advisors for the purpose of (x) satisfying the conditions to Buyer’s obligation to close the Transaction, (y) Buyer completing its internal due diligence review (for clarity, satisfactory completion of Buyer’s internal due diligence review or the results thereof is not a condition to Buyer’s obligation to close the Transaction), and (z) consummation of the Transaction.  Company acknowledges that Buyer's internal due diligence review will include, but will not be limited to, a complete review of the Company's financial, legal, tax, environmental, intellectual property and labor records and agreements, and any other matters as Buyer's accountants, tax and legal counsel, and other advisors deem relevant to satisfying the conditions to Buyer’s obligation to close the Transaction and/or consummation of the Transaction.

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8.Covenants of the Company and the Buyer. During the period from the signing of this Agreement through closing of the Transaction, each of Company and Buyer, on behalf of itself and its respective parent companies, subsidiaries, and affiliates, will: (a) conduct its business in the ordinary course in a manner consistent with past practice, and not contrary to its obligations hereunder or to frustrate or hinder the consummation of the Transaction, (b) maintain its properties and other assets in good working condition (normal wear and tear excepted), (c) use its best efforts to maintain its business and employees, customers, assets and operations as an ongoing concern in accordance with past practice, (d) use its best efforts to obtain each of the CoBank Consent, any Required Third Party Consents and the Regulatory Approval, and (e) use its best efforts to satisfy the other conditions to closing of the Transaction and to otherwise consummate the Transaction.
9.Regulatory Approval. From and after the date of this Agreement, the Parties will use best efforts to take, or cause to be taken, all appropriate action necessary, proper or advisable to obtain all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, from all applicable government entities, including but not limited to the Securities and Exchange Commission, for the closing of the Transaction (“Regulatory Approval”).
10.Timing. Subject to receipt of Regulatory Approval, the Parties intend that the Company’s Board of Governors will submit this matter for approval by the Company’s members at a special member meeting on or about April 9, 2021, and that the Transaction will close no later than five (5) business days the date on which the Company receives member approval.
11.Exclusivity. In consideration of the expenses that Buyer has incurred and will incur in connection with the Transaction, the Company agrees that until such time as this Agreement has terminated in accordance with the provisions of Section 11 (such period, the "Exclusivity Period"), neither the Company nor any of its representatives, officers, employees, Governors, agents, members, subsidiaries or affiliates (collectively, the "Company Group") shall initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any person or group of persons other than Buyer and its affiliates (an "Acquisition Proposal") to acquire all or any significant part of the business and properties, unit or unit equivalents of the Company, whether by merger, purchase of units, purchase of assets, tender offer or otherwise, or provide any non-public information to any third party in connection with an Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Transaction with Buyer.  Company agrees to immediately notify Buyer if any member of the Company Group receives any indications of interest, requests for information or offers in respect of an Acquisition Proposal, and will communicate to Buyer (and to the Company for non-Company members of the Company Group) in reasonable detail the terms of any such indication, request or offer, and will provide Buyer and Company with copies of all written communications relating to any such indication, request or offer. Immediately upon execution of this Agreement, the Company shall, and shall cause the Company Group to, terminate any and all existing discussions or negotiations with any person or group of persons other than Buyer and its affiliates regarding an Acquisition Proposal. The Company represents that no member of the Company Group is party to or bound by any agreement with respect to an Acquisition Proposal other than under this Agreement.

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12.Termination. This Agreement will automatically terminate and be of no further force and effect upon the earlier of (a) the failure of the majority in interest of the Minority Ownership Interest to approve the Transaction at the special member meeting called for that purpose, (b) mutual agreement of Buyer and Company (provided Company’s agreement to terminate this Agreement shall require approval by two-thirds of the Board of Governors of the Company, including approval by the four Governors elected by the Minority Ownership Interest), and (c) so long as the Parties have not held the special member meeting due solely to lack of Regulatory Approval or consummated the Transaction due solely to lack of CoBank Consent, 5:00 pm CT on July 31, 2021. Notwithstanding anything in the previous sentence, Sections 13, 14 and 15 shall survive the termination of this Agreement, and the termination of this Agreement shall not affect any rights any Party has with respect to the breach of this Agreement by another Party prior to such termination.
13.GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH INTERNAL LAWS OF THE STATE OF MINNESOTA WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF MINNESOTA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THOSE OF THE STATE OF MINNESOTA.
14.Confidentiality.
(a)During the term of this Agreement, either Party (as the "Disclosing Party") may disclose or make available to the other Party (as the "Receiving Party") information about its business affairs, customers, products/services, confidential intellectual property, trade secrets, third-party confidential information and other sensitive or proprietary information, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as "confidential" (collectively, "Confidential Information"). Confidential Information includes the existence of this Agreement and the proposed Transaction.
(b)Confidential Information shall not include information that, at the time of disclosure: (i) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 13 by the Receiving Party or any of its representatives; (ii) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (iii) was known by, or in the possession of, the Receiving Party or its representatives before being disclosed by or on behalf of the Disclosing Party; (iv) was or is independently developed by the Receiving Party without reference to or use, in whole or in part, of any of the Disclosing Party's Confidential Information; or (v) is required to be disclosed under applicable federal, state or local law, regulation or a valid order issued by a court or governmental agency of competent jurisdiction.

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(c)The Receiving Party shall: (i) protect and safeguard the confidentiality of the Disclosing Party's Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (ii) not use the Disclosing Party's Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (iii) not disclose any such Confidential Information to any person or entity, except to the Receiving Party's representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement. The Receiving Party shall be responsible for any breach of this Section 13 caused by any of its representatives.
15.No Third-Party Beneficiaries. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the Parties and their successors or assigns, any rights or remedies under or by reason of this Agreement.
16.Expenses. The Parties will each pay their own transaction expenses incurred in connection with the proposed Transaction.  The Company agrees to reimburse the four elected Governors and their appointed alternate for and/or pay directly all legal expenses related to representation of the four elected Governors and their appointed alternate in connection with the Transaction, on or before the earlier of the closing of the Transaction or July 31, 2021.  For clarity, the Company agrees that its reimbursement and/or direct pay obligation is a transaction expense of the Company, and shall not be deducted from or paid from the Merger Consideration.
17.Miscellaneous. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement. The headings of the various sections of this Agreement have been inserted for reference only and shall not be deemed to be a part of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth above.

HERON LAKE BIOENERGY, LLC	GRANITE FALLS ENERGY, LLC
/s/ Mike Kunerth_________ By: Mike Kunerth, Secretary	/s/ Paul Enstad__________ By: Paul Enstad, Chairman

By signing below, the undersigned Governors of Heron Lake BioEnergy, LLC each agree that (a) they will not disparage Buyer, the Company or any part of the Transaction either privately or publicly, and (b) they will (i) recommend approval of the Transaction at all Board of Governor meetings, member meetings, and in all communications with members of the Company and the public, and (ii) vote those membership interests or units which they and their affiliates control in favor of the Transaction at any member meeting called for that purpose, pursuant to the terms of the Elected Governor/Alternate Voting Agreement in the form attached hereto as Exhibit 4.

/s/ Mike Kunerth_________

Mike Kunerth, Governor

/s/ Doug Schmitz_________

Doug Schmitz, Governor

/s/ Dave Woestehoff______

Dave Woestehoff, Governor

/s/ Robert Ferguson______

Robert Ferguson, Governor

/s/ Jeremy Janssen_______

Jeremy Janssen, Alternate

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